Exhibit 4.33D

EXECUTION COPY

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 1, 2010 (this “Amendment”), by and among CLEAN HARBORS, INC., a Massachusetts corporation (the “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), the other lending institutions from time to time party to the Credit Agreement (as defined below) (together with Bank of America, the “Lenders”) and Bank of America, as Administrative Agent for the Lenders (hereinafter, in such capacity, the “Administrative Agent”), Swing Line Lender, and L/C Issuer.

WHEREAS, the Borrower, the Lenders, and Bank of America, as Administrative Agent, Swing Line Lender, and L/C Issuer are parties to a Second Amended and Restated Credit Agreement, dated as of July 31, 2009 (as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement and Amendment to Security Agreement, dated as of August 14, 2009, and as further amended, restated, amended and restated, supplemented, modified or otherwise in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make Loans to the Borrower and the L/C Issuer has agreed to issue or extend Letters of Credit to the Grantors on the terms set forth therein;

WHEREAS, each of the undersigned guarantors (each, a “Guarantor”) have guaranteed the Borrower’s obligations to the Secured Parties and the Administrative Agent under or in respect of the Credit Agreement, pursuant to the terms of that certain Guaranty, dated as of July 31, 2009 (as amended, restated, amended and restated, supplemented, modified or otherwise in effect from time to time, the “Guaranty”);

WHEREAS, it is a condition precedent to the Lenders and Administrative Agent entering into this Amendment that each of the Guarantors ratifies its obligations under the Guaranty;

WHEREAS, the Borrower requests that the Lenders and Administrative Agent amend certain of the terms and provisions of the Credit Agreement as set forth herein subject to the conditions set forth below; and

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.          Ratification of Guaranty.  Each of the Guarantors hereby acknowledges and consents to this Amendment and agrees that the Guaranty and all other Loan Documents to which each of the Guarantors is a party remain in full force and effect and apply to all Obligations, and each of the Guarantors confirms and ratifies all of its Obligations thereunder.

§2.          Amendments to the Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 5 of this Amendment, the Credit Agreement is hereby amended as follows:

§2.1.       Section 1.01 of the Credit Agreement is hereby amended by deleting the chart in the definition of “Applicable Rate” and replacing it with the chart below:

Applicable Rate
Pricing Level	Consolidated Fixed Charge Coverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate (Swing Line Loans)
1	<1.50:1	2.75%	1.75%
2	>1.50:1 but <2.00:1	2.50%	1.50%
3	>2.00:1	2.25%	1.25%

§2.2.       Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the correct alphabetical order:

“Amendment No. 2 Effective Date” means October 1, 2010.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Refinancing Indebtedness” has the meaning given such term in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date.

“Restricted Subsidiary” has the meaning given such term in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date.

“Unrestricted Subsidiary” has the meaning given such term in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date.

§2.3.       Section 7.03 of the Credit Agreement is hereby amended by changing the period at the end of clause (j) thereto to a semi-colon, and adding the following language to the end of Section 7.03:

“provided, however, that the Loan Parties may make other Investments to the extent that no Default or Event of Default has occurred and is continuing, that such Investments would not result in any Default or Event of Default under this Agreement and that such Investments comply with the limitations set forth in clauses (b) and (c) of the first paragraph of Section 7.06 of this Agreement.”

§2.4.       Section 7.06 of the Credit Agreement is hereby amended by deleting Section 7.06 in its entirety and substituting the following in lieu thereof:

“7.06.  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if:

(a)           a Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom; or

(b)           the Borrower and Guarantors are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness (as defined in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date)) in compliance with Section 4.4 of the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date; or

(c)           the aggregate amount of all Restricted Payments, Investments (other than Permitted Investments (as defined in the Senior High Yield Indenture as in effect on the Amendment No. 2

Effective Date)) and prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value, prior to any scheduled final maturity, repayment or sinking fund payment, of any Subordinated Indebtedness (including such proposed Restricted Payment, Investment, or prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value of any Subordinated Indebtedness) made subsequent to August 14, 2009 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Borrower whose determination shall be conclusive) shall exceed the sum of:

(i)            $25,000,000, plus

(ii)           50% of cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower for the period (treating such period as a single accounting period) commencing on October 1, 2009 and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available; plus

(iii)          100% of the aggregate Net Cash Proceeds received by the Borrower from any Person (other than a Subsidiary of the Borrower) from the issuance and sale subsequent to August 14, 2009 of any Qualified Equity Interest of the Borrower; plus

(iv)          without duplication of any amounts included in clause (iii) above, 100% of the aggregate Net Cash Proceeds of any equity contribution received by the Borrower from a holder of the Borrower’s Equity Interests; plus

(v)           the amount by which Indebtedness of the Borrower or any of its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange subsequent to August 14, 2009 of any Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred after August 14, 2009 into or for Qualified Equity Interests of the Borrower; plus

(vi)          without duplication, the sum of:

(A)            the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments (as defined in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date)) made subsequent to August 14, 2009 whether through interest payments, principal payments, dividends or other distributions or payments;

(B)             the net cash proceeds received by the Borrower or any Restricted Subsidiary of the Borrower from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Borrower); and

(C)             upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary (valued in each case as provided in the definition of “Investment” in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date);

provided, however, that the sum of clauses (vi)(A), (vi)(B) and (vi)(C) above shall not exceed the aggregate amount of all such Investments made by the Borrower or any Restricted Subsidiary in the relevant Person or Unrestricted Subsidiary subsequent to August 14, 2009.

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Loan Party may make Restricted Payments to the Borrower;

(b)           any Subsidiary of any Loan Party may make Restricted Payments to such Loan Party or to any other Loan Party which is a wholly-owned Subsidiary of the Borrower; provided that, if such Restricted Payment is then subject to the provision of the Canadian Target Debt Agreement and/or any Other Permitted Canadian Debt Document, such Restricted Payment is permitted under the terms of the Canadian Target Debt Agreement and/or any Other Permitted Canadian Debt Document;

(c)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)           the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests (i) with the proceeds received from the substantially concurrent issue of new common Equity Interests or (ii) in exchange for shares of Qualified Equity Interests;

(e)           the Borrower and each Subsidiary may pay any dividend or other distribution within 60 days after the date of declaration of such dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(f)            the Borrower may prepay, purchase, defease, redeem, decrease, acquire or retire for value  any Indebtedness of the Borrower that is subordinated or junior in right of payment to the Obligations either (i) solely in exchange for shares of Qualified Equity Interests of the Borrower, or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of (A) shares of Qualified Equity Interests of the Borrower, or (B) Refinancing Indebtedness;

(g)           the Borrower may repurchase Equity Interests of the Borrower from officers, directors and employees of the Borrower or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors of the Borrower, in an aggregate amount not to exceed $2,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $4,000,000 in any calendar year; and

(h)           the Borrower may engage in repurchases of Equity Interests of the Borrower deemed to occur upon the exercise of stock options, warrants or other convertible securities, to the extent such Equity Interests represent a portion of the consideration for such exercise.

In determining the aggregate amount of Restricted Payments, Investments and prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value of any Subordinated Indebtedness made pursuant to clause (c) of the first paragraph of this Section 7.06, amounts expended pursuant to clauses (a), (b), (c), (d)(i), (e), (f)(ii)(A) and (g) shall be included in such calculation.

Not later than the date of making any Restricted Payment, Investment (other than Permitted Investments (as defined in the Senior High Yield Indenture as in effect on the Amendment No. 2 Effective Date)), or prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value of any Subordinated Indebtedness, the Borrower shall deliver to the Administrative Agent an officer’s certificate stating that such action complies with this Agreement and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Borrower’s latest available internal quarterly financial statements.”

§2.5.       Section 7.14 of the Credit Agreement is hereby amended by changing the period at the end of such section to a semi-colon, and adding the following language to the end of Section 7.14:

“provided, however, that the Loan Parties may prepay, purchase, defease, redeem, decrease, or acquire or retire for value any Subordinated Indebtedness to the extent that no Default or Event of Default has occurred or is continuing, that such prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value would not result in any Default or Event of Default under this Agreement and that such prepayment, purchase, defeasance, redemption, decrease, or acquisition or retirement for value complies with the limitations set forth in clauses (b) and (c) of the first paragraph of Section 7.06 of this Agreement.”

§3.          Affirmation and Acknowledgment.  The Borrower hereby ratifies and confirms all of its Obligations to the Lenders and the Administrative Agent, including, without limitation, the Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders the Loans, the Obligations, and all other amounts due under the Credit Agreement, as amended hereby, the Notes, and the other Loan Documents, at the times and in the amounts provided for therein and subject to the terms hereof.  The Borrower and each other Loan Party hereby confirms and agrees that (i) the Obligations to the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent are and remain secured pursuant to, and are entitled to the benefits of, the Collateral Documents and all other instruments and documents executed and delivered by the Borrower and each other Grantor as security for the Obligations, and (ii) all references to the “Credit Agreement” in the Credit Agreement, the Collateral Documents and the other Loan Documents shall refer to the Credit Agreement as amended hereby.

§4.          Representations and Warranties.  Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent as follows:

§4.1.       The execution and delivery by each Loan Party of this Amendment and the performance by the Loan Parties of their obligations and agreements under this Amendment and the Credit Agreement as amended hereby are within the corporate (or the equivalent company) authority of the each Loan Party, have been duly authorized by all necessary corporate (or the equivalent company) proceedings on behalf of such Loan Party, and do not and will not contravene any provision of law, statute, rule or regulation to which any Loan Party is subject or such Loan Party’s charter, other incorporation papers, by-laws (or other governing documents) or any stock provision or any amendment thereof or of any agreement or other instrument binding upon any Loan Party.

§4.2.       Each of this Amendment and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.

§4.3.       No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Loan Parties of this Amendment or the Credit Agreement as amended hereby.

§4.4.       The representations and warranties contained in Article V of the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement are true and correct in all material respects on and as of the date made and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date.

§4.5.       Each Loan Party has performed and complied in all material respects with all terms and conditions herein and in the Credit Agreement required to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, there exists no Event of Default or Default.

§5.          Conditions. This Amendment shall become effective upon the satisfaction of the following conditions precedent:

§5.1.       this Amendment and all related documents, as applicable, shall have been duly executed and delivered by the Borrower, the other Loan Parties, all the Lenders, the Administrative Agent and each other party thereto, as applicable, and shall be in full force and effect.

§5.2.       to the extent that such corporate action is necessary, all corporate action necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Amendment and each of the related documents to which it is or is to become a party, shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

§5.3.       the Administrative Agent shall have received payment for all other fees and expenses due and payable including, without limitation, a closing fee of 0.15% of each Lenders’ Revolving Credit Commitment to be paid to the Administrative Agent for the account of each Lender as described in that certain letter, dated as of September 14, 2010, between Bank of America, N.A., Banc of America Securities LLC and the Borrower and reasonable legal fees and expenses, for which invoices or reasonable estimates have been provided to the Borrower on or prior to the date hereof.

§5.4.       the Administrative Agent shall have received all such instruments, documents and agreements as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent.

Each Lender hereby (i) authorizes and directs the Administrative Agent to (A) execute, on behalf of such Lender, any other agreements, documents, filings and instruments to be delivered in connection with this Amendment and the transactions contemplated hereby (including any amendments, supplements or modifications thereto), and (B) take any and all actions contemplated or required by this Amendment and the transactions contemplated hereby.

§6.          Miscellaneous Provisions.

§6.1.       Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the Loan Documents shall remain the same.  It is declared and agreed by each of the parties hereto that the Credit Agreement and the Loan Documents, as amended hereby, shall continue in full force and effect, that this Amendment and the Credit Agreement shall be read and construed as one instrument.

§6.2.       This Amendment shall be construed according to and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401 and  §5-1402)).

§6.3.       This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

§6.4.       The Borrower hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment (including legal fees).

§6.5.       This Amendment shall constitute a Loan Document under the Credit Agreement, and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute Obligations under the Loan Documents and be secured by the collateral security for the Obligations.

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[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:

CLEAN HARBORS, INC.

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Amendment

GUARANTORS:

ALTAIR DISPOSAL SERVICES, LLC
BATON ROUGE DISPOSAL, LLC
BRIDGEPORT DISPOSAL, LLC
CH INTERNATIONAL HOLDINGS, LLC
CLEAN HARBORS (MEXICO), INC.
CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CLEAN HARBORS CLIVE, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DEVELOPMENT, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS EL DORADO, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS KINGSTON FACILITY CORPORATION
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBORS LONE STAR CORP.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF CONNECTICUT, INC.
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC
CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS SERVICES, INC.
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC
CLEAN HARBORS WHITE CASTLE, LLC
CLEAN HARBORS WILMINGTON, LLC
CROWLEY DISPOSAL, LLC
DISPOSAL PROPERTIES, LLC
GSX DISPOSAL, LLC

Signature Page to Amendment

HARBOR MANAGEMENT CONSULTANTS, INC.
HILLIARD DISPOSAL, LLC
MURPHY’S WASTE OIL SERVICE, INC.
ROEBUCK DISPOSAL, LLC
SAWYER DISPOSAL SERVICES, LLC
SERVICE CHEMICAL, LLC
SPRING GROVE RESOURCE RECOVERY, INC.
TULSA DISPOSAL, LLC
ARC ADVANCED REACTORS AND COLUMNS, LLC
CLEAN HARBORS CATALYST TECHNOLOGIES, LLC
CLEAN HARBORS EXPLORATION SERVICES, INC.
CLEAN HARBORS INDUSTRIAL SERVICES, INC.
GREAT LAKES CARBON TREATMENT, INC.
CLEAN HARBORS DEER PARK, LLC
CLEAN HARBORS LAPORTE, LLC

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President

PLAQUEMINE REMEDIATION SERVICES, LLC

By:	/s/William J. Geary
Name:	William J. Geary
Title:	Manager

Signature Page to Amendment

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Christopher O. Halloran
	Name:	Christopher O’Halloran
	Title:	Senior Vice President

Signature Page to Amendment

BANK OF AMERICA, N.A., as
a Lender, L/C Issuer, and Swing Line Lender

By:	/s/ Christopher O’Halloran
	Name:	Christopher O’Halloran
	Title:	Senior Vice President

Signature Page to Amendment

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Uri Sky
Name:	Uri Sky
Title:	Vice President - Credit

By:	/s/Anthony Casciano
Name:	Anthony Casciano
Title:	Senior Vice President

Signature Page to Amendment

TD BANK, N.A., as a Lender

By:	/s/ Debbie Watkins
Name:	Debbie Watkins
Title:	Vice President